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                                                                    Exhibit 23.7

                      [Letterhead of Dorsey & Whitney LLP]

   We consent to the use of our opinion letter, dated as of October 5, 2001, to the Board of Directors of Survivalink Corporation as an exhibit to the Registration Statement and further consent to the use of our name under the caption "The Merger--Material Federal Income Tax Considerations" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Dated: October 5, 2001
                                          Very truly yours,

                                          /s/ Dorsey & Whitney LLP